Filed Pursuant to Rule 433

Dated August 7, 2017

Registration Statement No. 333-205059

Relating to

Preliminary Prospectus Supplement Dated August 7, 2017 to

Prospectus dated June 18, 2015

DDR Corp.

Term Sheet dated August 7, 2017

$350,000,000 3.900% Notes due 2024

Issuer:	DDR Corp.

Security:	3.900% Notes due 2024

Size:	$350,000,000 aggregate principal amount

Maturity Date:	August 15, 2024

Interest Payment Dates:	February 15 and August 15, beginning February 15, 2018

Record Dates:	Fifteen calendar days prior to an interest payment date

Benchmark Treasury:	2.125% due July 31, 2024

Benchmark Treasury Yield and Price:	2.074%; 100-10+

Yield to Maturity:	3.949%

Spread to Benchmark Treasury:	T+187.5 basis points

Coupon (Interest Rate):	3.900% per year

Price to Public:	99.703% of principal amount, plus accrued interest, if any, from August 16, 2017

Trade Date:	August 7, 2017

Settlement Date:	T+7; August 16, 2017

Redemption Provision:	Make whole call based on U.S. Treasury plus 30 basis points (0.30%); provided, that if redeemed on or after June 15, 2024 redeemed at par

CUSIP/ISIN:	23317H AG7 / US23317HAG74

Expected Ratings* (Moody’s/S&P/Fitch):	Baa2/BBB-/BBB- (Negative / Stable / Stable)

Joint Book-Running Managers:	Citigroup Global Markets Inc.
Goldman Sachs & Co. LLC
U.S. Bancorp Investments, Inc.
J.P. Morgan Securities LLC

Senior Co-Managers:	KeyBanc Capital Markets Inc.
Regions Securities LLC
Scotia Capital (USA) Inc.
BNY Mellon Capital Markets, LLC
Capital One Securities, Inc.

Co-Managers:	FTN Financial Securities Corp.
The Huntington Investment Company
SMBC Nikko Securities America, Inc.
The Williams Capital Group, L.P.

*Ratings may be changed, suspended or withdrawn at any time and are not a recommendation to buy, hold or sell any security.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the preliminary prospectus supplement and the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s Web site at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the prospectus if you request it by calling Citigroup Global Markets Inc. toll-free at 1-800-831-9146, Goldman Sachs & Co. LLC toll-free at 1-866-471-2526 or U.S. Bancorp Investments, Inc. toll-free at 1-877-558-2607.